Exhibit 10.30

Joel T. Citron

660 Madison Avenue

NewYork, NY 10021

Dear Joel,

It is my pleasure to offer you the Chairmanship of Proflowers.

As we discussed, your terms of compensation for the Chairmanship position are:

•	Options to purchase 450,000 shares of common stock (about 1.8% of the company)

•	4 year vesting:

•	Six month cliff vesting, monthly thereafter over the remaining 3.5 years
•	Full acceleration upon change of control or successful IPO

•	$.50 per share strike price
•	Expiration 9/01/06

•	Monthly retainer and fixed reimbursement compensation of $11,000

•	All expenses except airfare and hotels will be covered by you

In addition to this, you will retain your existing directors’ compensation options already granted to you.

It is understood that you are making a commitment to serve as an active executive chairman from September 10th, 2001 through March 10th, 2002 after which time we will mutually re-examine your role at the company and determine your optimal level of involvement and continued cash compensation, if any.

I have included the current capitalization table of the company for your convenience.

I am looking forward to this new chapter in the life of Proflowers. As founder and chairman. I have seen Proflowers through from conception to adolescence, and 1 plan to work closely with you to help Proflowers reach a prosperous corporate maturity.

This agreement is subject to the approval of the board of directors of Proflowers.

Yours truly,

By:	/s/ JARED SCHUTZ POLIS

Jared Schutz Polis Chairman

Please indicate your agreement by countersigning and returning a copy to me at

JPS International

P.O. Box 4659

Boulder, CO 80306

/s/    JOEL THOMAS CITRON

Joel Thomas Citron